August 26, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


	RE:	Registration Statement on Form SB-2
		Ixion Biotechnology, Inc.


Gentlemen:

	I have acted as counsel for Ixion Biotechnology, Inc. (the "Company") in connection with the proposed public offering by the Company of four hundred thousand (400,000) Units, each Unit being comprised of one (1) voting Common Share (par value $.01) and .25 Charitable Benefit Warrant to purchase voting common share at $20.00 per share (the "Units"). In connection with the proposed public offering and above-described registration statement, I have reviewed the following:

1. The Certificate of Incorporation and amendments thereto of the Company;

2. The By-Laws and amendments thereto of the Company;

3. The minute books of the Company; and

On the basis of such investigation and the examination of such other records as I deemed necessary, I am of the opinion that:

a) the Company has been duly incorporated and is validly existing under the laws of the State of Delaware; and

b) The 400,000 Units, the 400,000 Common Shares, and the 100,000 Charitable Benefit Warrants have been duly authorized and the 400,000 common shares and the underlying shares purchasable pursuant to the Charitable Benefit Warrants, when issued, will be legally issued by the Company and will be fully paid and nonassessable.

	I consent to the filing of this opinion as an Exhibit for the purpose of registering all or a portion of the Common Shares described in Registration Statement on Form SB-2 under the relevant state securities laws.


                                      Sincerely,

                                      /s/ Bruce Brashear

                                      Bruce Brashear, Esq.